UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 30, 2018
Date of Report (Date of earliest event reported)

XERIUM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14101 Capital Boulevard, Youngsville, NC 27596
(Address of principal executive offices)

(919) 526-1400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 30, 2018, the Compensation Committee of the Board of Directors of Xerium Technologies, Inc. (the “Company”) approved the 2018 - 2020 Long-Term Incentive Plan (the “2018 LTIP”). Awards under the 2018 LTIP are time-based and performance-based. The awards are denominated as phantom stock units and will be paid, if at all, in the form of cash as described below. A specific targeted dollar award amount has been set for each participant in the 2018 LTIP and has been converted into a number of phantom stock units based on a 30-day trailing average closing price of the Company's common stock as of a recent date. As a cash award, the 2018 LTIP is not issued under the Company's 2010 Equity Incentive Plan.

On January 30, 2018, time-based awards, 50% of the total target award for each participant, were granted to participants in the form of time-based phantom stock units. The time-based phantom stock units vest on the third anniversary of the date of grant. The time-based phantom stock units that vest will convert into and be paid as cash in an amount equal to the number of units that vest multiplied by the Company's 30-day average closing stock price at the time of payment.

Also on January 30, 2018, performance-based awards, 50% of the total target award for each participant, were granted to participants in the form of performance-based phantom stock units. Of these performance-based units, half will vest based on the degree to which the Company achieves a targeted three-year cumulative adjusted EBITDA metric, adjusted for currency fluctuations, over the performance period of January 1, 2018 through December 31, 2020 (the “adjusted EBITDA units”). The other half of the performance-based phantom stock units will vest based on the degree to which the Company achieves a specified average return on its net assets for the fiscal years ending December 31, 2018, 2019 and 2020 (the “RONA units”). See below for definitions of adjusted EBITDA and return on net assets, or RONA.

Adjusted EBITDA units that vest will convert into and be paid as cash in an amount equal to the number of units that vest multiplied by the Company's 30-day average closing stock price at the time of payment. The number of adjusted EBITDA units that vest will range from 50% to 200% of the participant's total adjusted EBITDA units. Upon attainment of cumulative adjusted EBITDA over the performance period equal to a threshold amount, 50% of the adjusted EBITDA units will vest. Upon attainment of adjusted EBITDA in excess of the threshold, the adjusted EBITDA units will begin vesting on a straight-line basis from 50% of the adjusted EBITDA units at the threshold amount to 100% of the units at the targeted adjusted EBITDA amount, up to a capped payout of 200% of the adjusted EBITDA units upon achievement of a maximum adjusted EBITDA target.

RONA units that vest will convert into and be paid as cash in an amount equal to the number of units that vest multiplied by the Company's 30-day average closing stock price at the time of payment. The number of RONA units that vest will range from 50% to 200% of the participant's total RONA units. Upon attainment of an average RONA over the performance period equal to a threshold percentage, 50% of the RONA units will vest. Upon attainment of an average RONA in excess of the threshold, the RONA units will begin vesting on a straight-line basis from 50% of the RONA units at the threshold amount to 100% of the units at the targeted RONA percentage, up to a capped payout of 200% of the RONA units upon achievement of a maximum RONA target.

Subject to early acceleration and payment under certain circumstances consistent with the terms of the Company’s 2018 LTIP and award agreements issued thereunder, payment of the cash awards underlying the time-based and performance-based units that become vested are subject to the participant’s continued service to the Company through January 30, 2021, the third anniversary of the grant date.

For purposes of the 2018 LTIP, cumulative adjusted EBITDA means the aggregate of the Company's adjusted EBITDA for the fiscal years ended December 31, 2018, 2019 and 2020. Adjusted EBITDA has the meaning provided in the Company's Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 1, 2017. For purposes of the 2018 LTIP, RONA means the Company's adjusted EBITDA divided by the average net assets (average of last five quarter ends), excluding cash, goodwill, intangible assets, notes payable, current and long term debt, current and long term capital leases, net current and long term pension obligations and all income tax related balance sheet accounts.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description
10.1	2018 - 2020 Long-Term Incentive Plan and Form of Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: February 2, 2018	By	/s/ Phillip B. Kennedy
	Name:	Phillip B. Kennedy
	Title:	Executive Vice President, General Counsel & Secretary